Exhibit (j)

Consent of Independent Registered Public Accounting Firm

To the Board of Trustees

Transparent Value Trust:

We consent to the use of our report dated November 26, 2013, with respect to the financial statements of Transparent Value Large-Cap Aggressive Fund, Transparent Value Large-Cap Core Fund, Transparent Value Large-Cap Defensive Fund, Transparent Value Dividend Fund, Transparent Value Large-Cap Growth Fund, Transparent Value Large-Cap Market Fund, Transparent Value Large-Cap Value Fund and Transparent Value Directional Allocation Fund, comprising the Transparent Value Trust, as of September 30, 2013, incorporated herein by reference, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

/s/ KPMG LLP

Chicago, Illinois

January 24, 2014